Exhibit 10.1

AXALTA COATING SYSTEMS LTD.
SECOND AMENDED AND RESTATED 2014 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Axalta Coating Systems Ltd., a Bermuda exempted limited liability company (the “Company”), pursuant to its Second Amended and Restated 2014 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) the number of Restricted Stock Units (the “RSUs”) set forth below. The RSUs are subject to the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A, including Appendix 1 (Confidentiality and Business Protection Agreement) thereto (the “Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Participant:
Grant Date:
Number of RSUs:
Type of Shares Issuable:	Common Stock

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement.

AXALTA COATING SYSTEMS LTD.	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:

EXHIBIT A
TO RESTRICTED STOCK UNIT GRANT NOTICE
RESTRICTED STOCK UNIT AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of RSUs set forth in the Grant Notice.
ARTICLE I.
GENERAL
1.1Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.2Incorporation of Terms of Plan. The RSUs and the shares of Common Stock (“Shares”) issued to Participant hereunder are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control, except with respect to the definition of Change in Control as defined in this Agreement.
ARTICLE II.
AWARD OF RESTRICTED STOCK UNITS AND DIVIDEND EQUIVALENTS
2.1Award of RSUs and Dividend Equivalents.
(a)In consideration of Participant’s past and/or continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of RSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 13.2 of the Plan. Each RSU represents the right to receive one Share or, at the option of the Company, an amount of cash as set forth in Section 2.3(b), in either case, at the times and subject to the conditions set forth herein. However, unless and until the RSUs have vested, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
(b)The Company hereby grants to Participant an Award of Dividend Equivalents with respect to each RSU granted pursuant to the Grant Notice for all ordinary cash dividends which are paid to all or substantially all holders of the outstanding Shares between the Grant Date and the date when the applicable RSU is distributed or paid to Participant or is forfeited or expires. The Dividend Equivalents for each RSU shall be equal to the amount of cash which is paid as a dividend on one share of Common Stock. All such Dividend Equivalents shall be credited to Participant and paid in cash at the same time as the distribution or payment is made of the RSU to which such Dividend Equivalent relates in accordance with Section 2.3 below. Any Dividend Equivalents that relate to RSUs that are forfeited shall likewise be forfeited without consideration.
2.2Vesting of RSUs and Dividend Equivalents.
(a)Subject to Participant’s continued employment with or service to the Company or a Subsidiary on each applicable vesting date and subject to the terms of this Agreement, the RSUs shall vest as follows: three equal installments occurring on the first, second and third anniversaries of the Grant Date. Each additional RSU which results from deemed reinvestments of Dividend Equivalents pursuant to Section 2.1(b) hereof shall vest whenever the underlying RSU to which such additional RSU relates vests. In the event of Participant’s Termination of Service (i) by the Company without Cause within two (2) years after a Change in Control (subject to Section 2.2(c)), (ii) by the Company by reason of Participant’s Disability or (iii) by reason of death, any unvested RSUs shall immediately vest in full and be settled; provided, that if Participant is party to a severance or employment agreement with the Company or any of its affiliates or is a participant in a severance policy of the Company or any of its affiliates, in either case, that provides greater vesting protection to Participant, the RSUs shall be treated in accordance with the applicable terms of such agreement or policy.
(b)In the event Participant incurs a Termination of Service, except as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, Participant shall immediately forfeit any and all RSUs and Dividend Equivalents granted under this Agreement which have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such RSUs and Dividend Equivalents which are not so vested shall lapse and expire.
(c)As a condition to any accelerated vesting of the RSUs due to Participant’s Termination of Service by the Company without Cause within two (2) years after a Change in Control as set forth in Section 2.2(a), Participant shall, within the thirty (30) day period following the date of Participant’s Termination of Service, execute and not revoke a general release of all claims, including all known and unknown and current and potential claims, in favor of the Company and its affiliates in either (A) a form provided to Participant by the Company or (B) if Participant is party to a severance or employment agreement with the Company or any of its affiliates or is a participant in a severance policy of the Company or any of its affiliates, the form of release of claims applicable to Participant under such agreement or policy.
2.3Distribution or Payment of RSUs.
(a)Participant’s RSUs shall be distributed in Shares (either in book-entry form or otherwise) or, at the option of the Company, paid in an amount of cash as set forth in Section 2.3(b), in either case, as soon as administratively practicable following the vesting of the applicable RSU pursuant to Section 2.2, and, in any event, within sixty (60) days following such vesting. Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of RSUs if it reasonably determines that such payment or distribution will violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A of the Code.
(b)In the event that the Company elects to make payment of Participant’s RSUs in cash, the amount of cash payable with respect to each RSU shall be equal to the Fair Market Value of a Share on the day immediately preceding the applicable distribution or payment date set forth in Section 2.3(a). All distributions made in Shares shall be made by the Company in the form of whole Shares, and any fractional share shall be distributed in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.
2.4Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (A) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (B) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (C) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, and (D) the receipt of full payment of any applicable withholding tax in accordance with Section 2.5 by the Company or its Subsidiary with respect to which the applicable withholding obligation arises.

2.5Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)Participant shall be required to remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement. Unless Participant makes an advance election pursuant to this Section 2.5(a), the Company shall instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those Shares then issuable to Participant pursuant to the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises. Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.5(a), including the transactions described in the previous sentence, as applicable. Alternatively, Participant may elect to satisfy such tax withholding obligations in one or more of the forms specified below, provided such election is made in accordance with any advance notice requirements that the Company may establish for this purpose:
(i)by cash or check made payable to the Company or the Subsidiary with respect to which the withholding obligation arises;
(ii)with respect to any withholding taxes arising in connection with the distribution of the RSUs, unless otherwise determined by the Administrator, by requesting that the Company and its Subsidiaries withhold a net number of vested Shares otherwise issuable pursuant to the RSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (or, if the Administrator determines that it would be consistent with Applicable Law and would not result in adverse accounting consequences, such greater amount as the Administrator may designate, up to the maximum statutory withholding rate);
(iii)with respect to any withholding taxes arising in connection with the distribution of the RSUs, unless otherwise determined by the Administrator, by tendering to the Company vested Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (or, if the Administrator determines that it would be consistent with Applicable Law and would not result in adverse accounting consequences, such greater amount as the Administrator may designate, up to the maximum statutory withholding rate); or
(iv)in any combination of the foregoing.
(b)With respect to any withholding taxes arising in connection with the RSUs, in the event Participant fails to provide timely payment of all sums required pursuant to Section 2.5(a), the Company shall have the right and option, but not the obligation, to (i) deduct such amounts from other compensation payable to Participant and/or (ii) treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 2.5(a) above. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the RSUs or any other taxable event related to the RSUs. The Company may refuse to issue any Shares in settlement of the RSUs to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 2.5 if such delay will result in a violation of Section 409A of the Code.
(c)Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.
2.6Rights as Shareholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
ARTICLE III.OTHER PROVISIONS
3.1Administration. The Administrator shall have the exclusive power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
3.2RSUs Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
3.3Adjustments. The Administrator may accelerate the vesting of all or a portion of the RSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 13.2 of the Plan.
3.4Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Chief Human Resources Officer of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email (if to Participant) or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
3.5Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.6Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.7Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
3.8Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.
3.9Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.10Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs (including RSUs which result from the deemed reinvestment of Dividend Equivalents), the Dividend Equivalents, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.11Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
3.12Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit or appendix hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof; provided, however, that (i) if Participant is party to a severance or employment agreement with the Company or any of its affiliates or is a participant in a severance policy of the Company or any of its affiliates, in either case, that provides greater vesting protection to Participant, then the RSUs shall be treated in accordance with the applicable terms of such agreement or policy; and (ii) if Participant is party to the Company’s Executive Restrictive Covenant and Severance Agreement or other severance, non-compete, employment or similar agreement with the Company or any of its affiliates that includes the same or similar restrictive covenants as those in Appendix 1, then Appendix 1 shall not apply to Participant. For the avoidance of doubt, the Company’s Restrictive Covenant and Severance Policy (as may be amended, restated, or otherwise modified from time to time) and any Participation Agreement entered into by Participant in connection with the Company’s Restrictive Covenant and Severance Policy do not constitute agreements with the same or similar covenants as Appendix 1.
3.13Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the

Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
3.14Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
3.15Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents.
3.16Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
3.17Broker-Assisted Sales. In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 2.5(a): (A) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (B) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (C) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (D) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (E) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (F) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.
3.18Recoupment. Notwithstanding any other provision of the Agreement to the contrary, Participant acknowledges and agrees that all Shares acquired pursuant to the Plan, under this Agreement or otherwise, shall be and remain subject to any incentive compensation recoupment policy of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time. No such policy adoption or amendment shall require Participant’s prior consent. For purposes of the foregoing, Participant expressly and explicitly authorizes the Company to issue instructions, on Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold Participant’s Shares, and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company.
3.19Definitions. Notwithstanding anything to the contrary in the Plan, for purposes of this Agreement:
(a)“Change in Control” shall mean and includes each of the following: (i) a transaction or series of transactions occurring after the Grant Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership

(within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing 30% or more of the total combined voting power of the Company’s securities outstanding immediately after such transaction; (ii) during any 12 month period, individuals who, at the beginning of such period, constitute the Board together with any new members of the Board whose election by the Board or nomination for election by the Company’s members was approved by a vote of at least two-thirds of the members of the Board then still in office who either were members of the Board at the beginning of the one-year period or whose election or nomination for election was previously so approved (other than (x) an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, and (y) any member of the Board whose initial assumption of office during such 12 month period in connection with a transaction described in clause (iii)(x) below that occurs with a non-affiliate third party), cease for any reason to constitute a majority thereof; or (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) after the Grant Date of (x) a merger, consolidation, reorganization, or business combination, (y) a sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, other than a transaction:
(i)in the case of clauses (i) and (iii), which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, more than seventy percent (70%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)in the case of clause (iii), after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (b) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
(b)“Disability” shall mean the following: (a) if Participant is a party to an employment, severance or similar agreement with the Company or any of its affiliates in which “disability” or term of like import is defined, “Disability” or term of like import as defined in such agreement and (b) if no such agreement exists, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Participant qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Participant has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Participant’s inability to perform, with or without reasonable accommodation, the essential functions of Participant’s position for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Participant or Participant’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.
(c)
* * * *

APPENDIX 1
TO RESTRICTED STOCK UNIT AGREEMENT

CONFIDENTIALITY AND BUSINESS PROTECTION AGREEMENT

Capitalized terms used but not defined in this Appendix 1 shall have the respective meanings ascribed to such terms in the Agreement, the Grant Notice or the Plan, as applicable.
WHEREAS, the Company operates in a highly competitive business environment and has a legitimate interest in protecting its valuable assets, including its confidential information, trade secrets, and intellectual property; its Goodwill (as defined below) and reputation; the business relationships it has developed with its clients and vendors; and the training and development of its employees;
WHEREAS, Participant’s employment and responsibilities with the Company have permitted and will in the future permit Participant to have access to competitively sensitive and highly confidential business information and trade secrets of the Company and to derive and enjoy the benefit of the Company’s relationships with its customers and business partners, which have been developed by the Company’s employees and/or as a result of the innovative products and technologies that the Company has brought or will bring to its customers (“Goodwill”);
WHEREAS, the Company’s customers are located across the United States and around the world; the market for the Company’s products, processes, and services is national and international in scope; the Company sells and markets the same or similar products, processes, and services across state and national boundaries; and the Company’s market expands or contracts over time based on the growth of the Company’s business and the demand for the Company’s products, processes, and services;
WHEREAS, the Company desires to ensure that its confidential information, trade secrets, intellectual property, Goodwill, reputation, business relationships, and investment in training and developing employees are adequately protected and are not used or disclosed without proper authorization by the Company; and
WHEREAS, Participant’s eligibility to receive the RSUs are conditioned upon Participant’s timely acceptance of the obligations and other terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of Participant’s eligibility for the RSUs, and as a condition of Participant’s continued access to the Company’s confidential information and trade secrets and the benefit of the Company’s Goodwill and customer relationships, the Company and Participant agree as follows:
1.Access to Confidential Information. In the course of Participant’s employment, the Company will provide Participant with access to certain Confidential Information, which is not in the public domain, is highly valuable and competitively sensitive and which, if acquired by the Company’s competitors, would cause irreparable harm to the Company. As used in this Agreement, “Confidential Information” means all information that Participant acquires from the Company which is not publicly known outside of the Company, and which concerns any of the following: the methods, processes, or know-how used or developed by the Company to design, manufacture, distribute, market, or sell its products, processes, or services; the research, development, or design of the Company’s products or processes; the Company’s plans or strategies for sales, marketing, or distribution; the Company’s supply and distribution processes or arrangements; research initiatives or projects; results of tests or experiments; information on financial performance, pricing, margins, or profits or production, labor, or other costs; market or sales data; existing or planned merger, acquisition, or divestiture activities; proposals or terms of contracts with customers, suppliers, distributors, or others; the identity and skills of other the Company
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employees; and information provided to the Company by its customers, suppliers, or third parties pursuant to a confidentiality obligation or an expectation of confidentiality.

2.Covenants to Protect Confidential Information. Participant covenants, promises, and agrees that she/he will not, directly or indirectly, use Confidential Information (or cause or permit it to be used) for any purpose other than the good-faith performance of her/his duties as a Company employee. In addition, subject to the Permitted Disclosures referenced below, Participant covenants, promises, and agrees that she/he will not, directly or indirectly, disclose Confidential Information (or cause or permit it to be disclosed) to any individual or person other than employees, consultants, contractors, suppliers, vendors, or teammates authorized by the Company to receive such information and having a need to know such information in connection with the good-faith support of the Company’s business activities. Participant further covenants, promises, and agrees (a) not to remove from the Company’s premises (including the Company’s computer systems, servers, and networks) any Confidential Information in any form, except as required in the performance of his or her duties as an the Company employee, and (b) to return to the Company any and all records containing Confidential Information immediately upon termination of the employment relationship between Participant and the Company. Furthermore, Participant covenants, promises, and agrees not to accept employment with any employer that manufactures, markets, or sells products, processes, or services that are similar to or competitive with products, processes, or services manufactured, marketed, or sold by the Company, where such employment would involve duties the performance of which would inevitably cause Participant to use or disclose Confidential Information of the Company for the benefit of a third party in violation of this Agreement. The covenants and promises set forth in this section shall continue both during and after Participant’s employment with the Company and, notwithstanding any other provision of this Agreement, in all cases shall be subject to the Permitted Disclosures referenced below.

3.Covenant to Protect Goodwill and Customer Relationships. Participant acknowledges that the Goodwill of the Company shall belong to the Company and not be used for the benefit of Participant, a future employer, or any other third party. In recognition of the value and importance of the Goodwill to the Company, Participant covenants, promises, and agrees that, during the Restricted Period (as defined below), Participant will refrain from directly or indirectly soliciting or attempting to solicit business from a Customer1 or a Prospective Customer,2 where a purpose of such solicitation is to induce the Customer or Prospective Customer to reduce or alter its business relationship with the Company or to purchase or acquire from a third party any product, process, or service that is competitive with any product, process, or service that the Company offers to its customers. As used in this Agreement, the Restricted Period shall consist of the continuous period of twelve (12) consecutive months immediately following Participant’s separation from service with the Company, provided, however, that this twelve (12)-month period may be extended by any period of Participant’s noncompliance with the covenants and promises set forth in this Agreement.

4.Covenant Not to Solicit Employees. In recognition of the Company’s investment in recruiting, training, and developing its employees, Participant covenants, promises, and agrees that, during employment by the Company and during the Restricted Period, she/he shall not solicit or
1 “Customer” refers to any person or entity (a) to which Axalta sells any of its products, processes, or services during Participant’s employment with Axalta, and (b) with which Participant has one or more business contacts or as to which Participant receives or acquires any Confidential Information at any time in the course of the final 24 months of Participant’s employment with Axalta.
2 “Prospective Customer” refers to any person or entity with respect to which, at any time in the course of the final 24 months of Participant’s employment with Axalta, Participant is involved in seeking to market, sell, or develop opportunities for the sale of any of Axalta’s products, processes, or services.
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encourage any employee of the Company to resign from or cease employment with the Company, or to accept a position as an employee or consultant for any other entity or person that manufactures, sells, or markets products, processes, or services that are similar to or competitive with products, processes, or services manufactured, sold, or marketed by the Company. This Section 4 does not apply to the solicitation of any Company employee who is not employed by the Company until after the date on which Participant’s Termination of Service occurs.

5. Covenants Not to Compete.
a.Establishment or Leadership of a Competitive Business. During Participant’s employment with the Company, and during the Restricted Period, Participant covenants, promises, and agrees that she/he shall not, within the Geographic Territory, either (i) directly or indirectly own, establish, or control (other than through ownership of less than two percent (2%) of the shares of publicly traded stock) or (ii) serve as an officer, director, principal, or partner of a business that manufactures, develops, markets, or sells products, processes, or services that are similar to or competitive with the products, processes, or services that are manufactured, marketed, sold, or being developed by the Company during the final twenty-four (24) months of Participant’s employment with the Company. As used herein, the “Geographic Territory” is defined to include all states of the United States in which the Company manufactures, distributes, sells, or markets its products, processes, or services during the twenty-four (24) months immediately preceding the start of the Restricted Period, and all countries in which the Company manufactures, distributes, sells, or markets its products, processes, or services during the twenty-four (24) months immediately preceding the start of the Restricted Period. The Geographic Territory does not include any state or country in which the Company does not maintain operations or commence sales or marketing until after the start of the Restricted Period.

b.Prohibited Positions with Competitors. During Participant’s employment with the Company and during the Restricted Period, Participant covenants, promises, and agrees that she/he shall not directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company. The term “Business” refers to the business of the Company and shall include the manufacturing and sale of automotive and industrial paints, coatings and related products, as such business may be expanded or altered by the Company during the term of Participant’s employment with the Company. This Agreement shall not be construed to bar any attorney from engaging in the practice of law as an attorney for any third party; provided that he or she otherwise complies with his or her obligations under this Agreement and under the applicable rules of professional conduct.

6.Nature and Timing of Separation. The obligations set forth in this Agreement shall apply regardless of the voluntary or involuntary nature of the termination of the employment relationship between the Company and Participant, the duration of that relationship, or any other circumstances under which the relationship terminates.

7.Injunctive Relief. Participant specifically acknowledges and agrees that Participant’s violation of any obligation under the preceding sections of this Agreement will cause irreparable harm to
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the Company’s legitimate business interests, and that such harm cannot be measured by any specific amount of money or adequately remedied by the award of any sum of monetary damages. Therefore, Participant specifically agrees and understands that the Company will be entitled to specific performance and injunctive and other equitable relief in case of any breach or attempted breach of the preceding sections and agrees not to assert as a defense that the Company has an adequate remedy at law. Any injunctive relief shall be in addition to, and not in lieu of, any other remedies available to the Company.
8.Conformance and Severability. It is the intent of the Parties that each of the covenants and promises set forth above is divisible and severable from the other covenants and promises in those sections. The Parties further intend that this Agreement be enforceable to the maximum extent possible and that, if a court of competent jurisdiction determines that any term or clause renders some or all of this Agreement invalid or unenforceable, then, such term or clause should be modified to the extent necessary to make the Agreement legal and enforceable while preserving as much as possible of the intent of such term or clause. Where a court of competent jurisdiction determines that any term or clause renders some or all of this Agreement invalid or unenforceable, and such modification is not feasible, it is the intent of the Parties that the offending term or clause should be substituted with another term or clause that is enforceable and most nearly achieves the same objectives. Where a court determines that neither modification nor substitution of such term or clause is feasible under the circumstances, only then shall the offending term or clause be severed and stricken from the Agreement, but only to the extent that the term or clause is invalid or unenforceable, and the remaining provisions of the Agreement shall be enforced in accordance with their terms and entitled to full force and effect.
9.Permitted Disclosures. Notwithstanding any other provision of this Agreement, Participant will not be held civilly or criminally liable under any federal or state trade secret law for disclosing a trade secret of the Company in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney representing or advising Participant concerning such disclosure, if the disclosure (a) is made solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.  In addition, if Participant files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Participant may disclose trade secrets of the Company to the attorney representing him/her and may use the trade secret information in the court proceeding, only if any document containing the trade secret is filed under seal, and Participant does not disclose the trade secret except as specifically directed or authorized by a court order. In addition, nothing in this Agreement should be construed (i) to impede or interfere with Participant’s right to respond truthfully and completely to any request for information regarding the Company’s activities where disclosure is required by legal process, or (ii) to prevent Participant from communicating directly with, responding to any inquiry from, or providing truthful testimony or information to, any regulatory or law enforcement agency of the United States, the U.S. Congress, an Inspector General, or a state government agency in the course of a lawful investigation or proceeding. Participant is not required to contact the Company as a precondition to any of the foregoing, provided, however, that Participant cannot, without the written approval of the Company’s General Counsel, disclose the substance of communications between the Company personnel and the Company’s legal counsel which are protected by the Company’s attorney-client privilege.
10.General.
a.Notwithstanding anything to the contrary herein, if Participant resides or lives in a state listed in Exhibit A, the provisions set forth in Exhibit A for such state will be applicable to this Agreement and will govern to the extent such provisions conflict with the terms of this Agreement.
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b.With the exception of modification or substitution of terms by a court of competent jurisdiction under the Conformance and Severability section above, no modification or waiver of any provision of this Agreement shall be valid unless in writing signed by both Parties and specifically referring to this Agreement by name.
c.Participant acknowledges that the services to be rendered by Participant are personal and that Participant may not assign any of her/his duties or obligations under this Agreement. The Company may assign the Agreement to any successor or transferee. This Agreement shall be valid and binding upon all heirs, successors and assigns of the Parties.
d.No delay or omission in enforcing any provision of this Agreement or in exercising any right or remedy set forth in this Agreement shall operate as a waiver of any right or remedy or preclude enforcement or specific performance of such provision or the exercise of any right or remedy.
e.The Parties acknowledge that they have each read this Agreement in its entirety, understand it, agree to be bound by its terms and conditions, and intend that the Agreement be interpreted as if drafted equally by both Parties.
f.Participant agrees that the Company may, in its sole discretion, share all or part of this Agreement with any future or prospective employer to the extent reasonably necessary to ensure Participant’s compliance. In addition, Participant agrees to provide the Company, upon its request, with the name, address, and contact information of any new employer or third party whose relationship with Participant may violate the provisions of this Agreement.
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EXHIBIT A
STATE APPENDIX TO CONFIDENTIALITY AND CONFIDENTIAL BUSINESS PROTECTION AGREEMENT (THE “AGREEMENT”)

State	Provision
California
Applicability: This Section applies to any Employee who primarily resides and works in the State of California.
Non-Competition and Non-Solicitation Void. In accordance with Cal. Bus. & prof. Code §16600, §16600.1 and §16600.5, the Company acknowledges that any provision in this Agreement that restrains Employee from engaging in any lawful profession, trade, or business is void and unenforceable.
Protection of Trade Secrets and Customer Relationships: Notwithstanding the above, Employee remains bound by the confidentiality and trade secret protections in this Agreement. In accordance with the California Uniform Trade Secrets Act (CUTSA), Employee shall not use the Company’s Trade Secrets to engage in unfair competition or to solicit Customers.
For purposes of this section, “trade secrets” and “confidential information” have the meanings provided under the California Uniform Trade Secrets Act and other applicable law, and this section is intended to be no broader than necessary to prevent misappropriation or unauthorized use of such information and to comply with California Business and Professions Code sections 16600–16600.5.
Governing Law and Venue. This Agreement shall be governed by the laws of the State of California. Any dispute arising out of this Agreement shall be adjudicated exclusively in the state or federal courts located within California. Any provision in this Agreement requiring the application of another state’s law or a non-California venue is void.

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Colorado
Applicability: This Section applies to any Employee who primarily resides and works in the State of Colorado.
Compensation Thresholds: The restrictive covenants in the Agreement are only enforceable if the Employee’s "annualized cash compensation" meets the following thresholds at both the time of signing and the time of enforcement:
a)Non-Competition: Void unless Employee earns at least 100% of the Highly Compensated Employee (“HCE”) threshold per the annual Pay Calc Order;
b)Customer Non-Solicitation: Void unless Employee earns at least 60% of the HCE threshold.
Trade Secret Requirement. Employee acknowledges that any non-competition or non-solicitation covenant is intended solely to protect the Company’s Trade Secrets (as defined by CUTSA) and is no broader than is reasonably necessary to protect those secrets.
Mandatory Notice and Separate Document. Employee acknowledges that:
a)They received a separate, stand-alone notice of these covenants before accepting their offer (if a new hire) or at least fourteen (14) days before the covenants became effective (if a current employee).
b)Such notice specifically identified the sections of the Master Agreement containing the restrictive covenants.
Governing Law and Venue. This Agreement shall be governed by Colorado law, and any dispute shall be adjudicated exclusively in the state or federal courts of Colorado.

Idaho
Applicability. This Section applies to any Employee who primarily resides and works in Idaho.
Key Employee Status. In accordance with Idaho Code § 44-2701, the non-competition and non-solicitation covenants shall only apply to "Key Employees".
a)Highest-Paid Presumption: Pursuant to § 44-2704(5), if Employee is among the highest-paid five percent (5%) of the Company’s workforce, they are presumed to be a "Key Employee."
b)Access Presumption: If Employee does not meet the 5% threshold, they shall still be deemed a "Key Employee" if their role provides them with access to technologies, intellectual property, business plans, or trade secrets that give them the ability to harm the Company’s legitimate business interests.
Governing Law and Venue. This Agreement shall be governed by Idaho law, and any dispute shall be adjudicated exclusively in the state or federal courts of Idaho.

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Illinois
Applicability. This Section applies to any Employee who primarily resides and works in Illinois.
Compensation Thresholds. In accordance with applicable law, the restrictive covenants in this Agreement are only enforceable if the Employee’s "actual or expected annualized rate of earnings" exceeds the statutory threshold in effect at the time the Agreement is entered into.
Consideration & 14-Day Review. Employee acknowledges that:
a)This Agreement is supported by independent consideration, including but not limited to initial employment, continued access to the Company’s confidential information, and participation in the company’s bonus and incentive compensation programs as applicable.
a)Employee acknowledges that they have been presented with this Agreement at least fourteen (14) days before the commencement of Employee’s employment or, if they are already employed by Company, has been provided at least fourteen (14) calendar days to review this Agreement. Employee is advised to consult with an attorney, at Employee’s sole expenses, before entering into this Agreement.
Governing Law and Venue. This Agreement shall be governed by Illinois law, and any dispute shall be adjudicated exclusively in the state or federal courts of Illinois.

Louisiana
Applicability. This Section applies to any Employee who primarily resides and works in Louisiana.
Non-Competition. Employee agrees that, during Employee’s employment with the Company and for a period of one year following the termination of such employment for any reason, Employee shall not, directly or indirectly, engage in or become employed by, or have any ownership interest in, any business that competes with the Company’s business, or from soliciting customers of the Company of within the Parish where Employee resides. This restriction applies only to the extent the Company carries on a like business within those parishes during Employee’s employment. Employee acknowledges that if they become employed by a competing business, they may be deemed to be carrying on or engaging in a business similar to that of the Company.

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Maine
Applicability. This Section applies to any Employee who primarily resides and works in Maine.
Wage Threshold Exemption. The non-compete provisions of this Agreement shall only be applicable if Employee’s annual compensation exceeds 400% of the federal poverty level. If Employee’s annualized earnings fall at or below 400% of then current federal poverty level, at the time of enforcement, any non-competition covenant in the Agreement shall be void and unenforceable.
Effective Date. The effective date of any non-competition covenant in the Agreement shall not take effect until the later of:
a)One (1) year after the Employee’s first day of employment; or
b)Six (6) months after the date the Agreement was signed.
Mandatory Advance Notice. Employee acknowledges that:
a)The Company disclosed that a non-compete would be required prior to making the formal offer of employment; and
b)The Company provided a copy of this Agreement to the Employee at least three (3) business days before the Employee was required to sign it.
Non-Solicitation and Confidentiality. The Parties agree that the term “non-compete agreement” does not include (i) non-disclosure/confidentiality agreements; or (ii) non-solicitation agreements. Consequently, the wage thresholds and delayed effective dates described above do not apply to the non-solicitation of customers or employees.

Maryland
Applicability. This Section applies to any Employee who primarily resides and works in Maryland.
Wage Threshold. Any non-competition or conflict of interest provision in this Agreement is void and unenforceable if Employee earns equal to or less than 150% of Maryland’s minimum wage.

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Massachusetts
Applicability. This Section applies to any exempt Employee who resides in or is employed in the Commonwealth of Massachusetts at the time of their termination.
Consideration for Current Employees. Employee acknowledges that if this Agreement is being entered into after the commencement of employment but not in connection with the separation of employment, the restrictive covenants contained herein are supported by "fair and reasonable consideration" independent of the continuation of employment, specifically, the right of Employee to continue having access to the Company’s confidential information, the Employee’s continued participation in the Company’s Global Annual Bonus Plan, and/or the Employee’s participation in the Company’s Incentive Award Plan. Employee acknowledges that the right to participate in said Bonus Program and/or Incentive Award Plan constitutes a material benefit and "fair and reasonable consideration" for the restrictive covenants contained herein. Employee further waives any argument that such consideration is inadequate under Massachusetts law.
Notice Period. Employee acknowledges that they were provided with this Agreement at least ten (10) business days before the Agreement is to be effective.
Right to Counsel. Employee is hereby advised in writing of their right to consult with counsel prior to signing this Agreement.
Garden Leave. If the Company elects to enforce the non-competition provisions of the Agreement, the Company shall, during the restricted period, pay the Employee on a pro-rata basis at least fifty percent (50%) of the Employee’s highest annualized base salary paid by the Company within the two (2) years immediately preceding the Employee’s termination.
Governing Law. Notwithstanding any other “Choice of Law” provision in this Agreement to the contrary, this Agreement and any disputes arising out of or relating to the restrictive covenants herein shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles.
Venue. Notwithstanding any other “Venue” provision in this Agreement to the contrary the parties hereby agree that any and all civil actions relating to the this Agreement shall be brought exclusively in: (a) the county in Massachusetts where the Employee resides; OR (b) Suffolk County, Massachusetts, specifically the Superior Court Business Litigation Session (BLS), to which both the Company and the Employee hereby mutually agree and consent to personal jurisdiction and venue.

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Minnesota
Applicability. This Section applies to any Employee who primarily resides and works in Minnesota.
Non-Compete Voidance. Any provision in the Agreement that restricts the Employee, after termination of employment, from performing work for another employer for a specified period of time, in a specified geographical area, or in a capacity that is similar to the Employee’s work for the Company, is hereby declared void and unenforceable.
Survival of Other Covenants. Notwithstanding the voidance of the non-competition covenant, all other restrictive covenants in the Agreement shall remain in full force and effect, including but not limited to:
a)Non-Solicitation of Customers: Restrictions on soliciting or providing services to Company clients.
b)Non-Solicitation of Employees: Restrictions on recruiting or hiring Company personnel.
c)Confidentiality: Obligations regarding trade secrets and proprietary information.
Governing Law and Venue. Notwithstanding any provision in the Agreement to the contrary, this Agreement and any disputes arising out of or relating to the restrictive covenants herein shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to conflict of laws principles. Any dispute, claim, or controversy arising out of or relating to this Agreement shall be adjudicated exclusively in the state or federal courts located within the State of Minnesota.
Non-Solicitation of Customers. The parties acknowledge that the Agreement contains a non-solicitation covenant. For purposes of Employee's service in Minnesota, that covenant is interpreted as follows:
(a) Defined Customers: "Customer" and "Prospective Customer" shall be limited to those entities or individuals with whom Employee had material contact or about whom Employee received Confidential Information or Trade Secrets during the twenty-four (24) months prior to Employee's separation from the Company.
(b) No Extension of Restricted Period: Notwithstanding any language in the Agreement to the contrary, the Restricted Period shall be strictly limited to twelve (12) months following the separation date. Any provision allowing for the "tolling" or "extension" of this period during litigation is hereby struck for Minnesota-based employees.
(c) Non-interference vs. Non-compete: This provision shall be construed solely as a protection of the Company’s Goodwill and shall not be enforced in a manner that prohibits the Employee from accepting employment with a competitor, provided the Employee does not engage in the prohibited solicitation defined herein.

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Nebraska
Applicability. This Section applies to any Employee who primarily resides and works in the State of Nebraska.
Limited Scope of Non-Solicitation. Notwithstanding any broader definition in the Master Agreement, the restrictions on soliciting "Customers" and "Prospective Customers" are hereby limited to only those customers or prospective customers:
a)with whom the Employee had personal contact; AND
b)for whom the Employee actually performed services or solicited business on behalf of the Company during the twelve (12) months prior to the Employee's separation. Any provision in the Master Agreement prohibiting the solicitation of the Company’s entire customer base is hereby struck and replaced with this limited definition.

Nevada
Applicability. This Section applies to any Employee who primarily resides and works in the State of Nevada.
Exclusion of Hourly Employees. The non-competition covenants in this Agreement do not apply to any Employee who is paid solely on an hourly wage basis, exclusive of any tips or gratuities. If Employee is an hourly worker, the non-competition provisions are void, though confidentiality and non-solicitation obligations remain in effect.
Limitation on Customer "Service" Restrictions. Notwithstanding any language in this Agreement to the contrary, the Company shall not prohibit Employee from providing services to a former customer or client if:
a)The Employee did not solicit the former customer or client;
b)The customer or client voluntarily chose to leave the Company and seek services from the Employee; and
c)The Employee is otherwise complying with the reasonable time and distance restrictions of the Agreement.

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New Hampshire
Applicability. This Section applies to any Employee who primarily resides and works in the State of New Hampshire.
Mandatory Prior Disclosure. In accordance with NH RSA 275:70, Employee acknowledges that a copy of this Agreement was provided to them:
a)For New Hires: Prior to or concurrent with the making of an offer of employment; OR
b)For Current Employees: Prior to or concurrent with an offer of a change in job classification or an offer of additional consideration as described in the Agreement. Any agreement not provided in accordance with these timing requirements is void and unenforceable.
Low-Wage Employee Exemption. The non-competition provisions of this Agreement shall not apply if Employee is a "low-wage employee," defined as an employee who earns an hourly rate less than or equal to 200% of the federal minimum wage (currently $14.50/hour based on a $7.25 federal minimum) or as the definition of “low-wage employee” is amended. If the Employee’s compensation falls below the then-current statutory threshold in the Employee’s primary state of employment, the affected restrictive covenant shall be deemed suspended and unenforceable for the period during which the Employee’s compensation is below said threshold. This suspension shall not affect the enforceability of other provisions, such as confidentiality or trade secret protections, which are not subject to wage thresholds.

North Carolina
Applicability. This Section applies to any Employee who primarily resides and works in North Carolina.
Sufficient Consideration for Current Employees. Employee acknowledges that if this Agreement is entered into after the commencement of employment, in accordance with North Carolina law, Employee acknowledges that "continued employment" is not sufficient consideration for this Agreement. As a condition of signing, the Company is providing, as new and independent consideration, continued access to Company’s Confidential Information, continued participation in the Company’s Global Annual Bonus Plan, and if eligible, participation in the Company’s Incentive Award Plan. Employee acknowledges that the right to participate in said Plans constitutes a material benefit and "fair and reasonable consideration" for the restrictive covenants contained herein. Employee further waives any argument that such consideration is inadequate under North Carolina law
Non-Solicitation. The non-solicitation of Customers is hereby limited to only those Customers or Prospective Customers with whom the Employee had personal contact or for whom the Employee had supervisory responsibility during the twelve (12) months prior to termination.
Governing Law and Venue. Notwithstanding any provisions in this Agreement to the contrary, this Agreement shall be governed by the laws of North Carolina. Any legal action must be brought in the county where the Employee primarily works or resides.

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North Dakota
Applicability. This section applies to any Employee who primarily resides and works in North Dakota.
Non-Competition and Non-Solicitation. Any provision in this Agreement that prohibits Employee from competing with Company or soliciting Company’s customers following termination is hereby void and unenforceable.
Protection of Trade Secrets. Employee expressly acknowledges that North Dakota law permits the protection of Trade Secrets under the North Dakota Uniform Trade Secrets Act (N.D.C.C. ch. 47-25.1). Employee expressly agrees that (a) Employee is strictly prohibited from using the Company’s Trade Secrets (including proprietary customer lists, pricing data, and specialized processes) to gain an unfair advantage in such competition; and (b) The parties agree that any “solicitation” of customers achieved through the misappropriation of Company’s Trade Secrets remains actionable as a violation of North Dakota law.
Governing Law and Venue. Notwithstanding any provisions in this Agreement to the contrary, This Agreement shall be governed by the laws of North Dakota, and any dispute shall be adjudicated exclusively in the state or federal courts located within North Dakota.

Oklahoma
Applicability. This Section applies to any Employee who primarily resides and works in Oklahoma.
Non-Competition Provision Voided. In accordance with Oklahoma law, any provision in this Agreement prohibiting Employee from “competing” or “working for a competitor” is hereby void and unenforceable. Notwithstanding the foregoing, Employee agrees that for the duration of the Restricted Period, Employee shall not directly solicit the sale of goods, services, or a combination of both from established customers of the Company or from directly or indirectly, actively or inactively, soliciting the Company’s employees to become employes for another business.

Oregon
Applicability. This Section applies to any Employee who primarily resides and works in Oregon.
Earnings Threshold. In accordance with applicable law, the non-competition provisions of the Agreement shall only apply if the Employee’s total annual gross salary and commissions at the time of termination exceed the threshold set by the Oregon Bureau of Labor and Industries (BOLI).
Mandatory Notice Acknowledgement. Employee acknowledges that:
a)New Hires: They received a written offer of employment at least fourteen (14) days before their first day of work, which explicitly stated that a non-competition agreement was a condition of employment; OR
b)(b) Current Employees: This Agreement was entered into in connection with a bona fide advancement (promotion) with the Company.

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Rhode Island
Applicability. This Section applies to any Employee who primarily resides and works in Rhode Island.
Non-Compete Exemption. The non-competition provisions of this Agreement are void and unenforceable if Employee is classified as a non-exempt worker or is a “low-wage employee” (an individual earning nor more than 250% of the federal poverty level) at the time of termination.

Virginia
Applicability. This Section applies to any Employee who primarily resides and works in the Commonwealth of Virginia.
Low-Wage Employee Exemption. In accordance with Va. Code § 40.1-28.7:8, the non-competition and employee non-solicitation provisions of the Agreement are void and unenforceable if Employee is a "low-wage employee" at the time of termination as defined by applicable law or is classified as “non-exempt” by the Fair Labor standards Act. The Low Wage Employee Exemption shall not apply if such employee’s earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses.

Washington
Applicability. This Section only applies to any Employee who primarily resides and works in Washington.
Earnings Threshold. The non-competition and customer non-solicitation provisions shall only be enforceable if Employee’s annualized earnings from Company exceed the statutory threshold applicable in the State of Washington as of the date of Employee’s separation from Company. If Employee earns less than this amount, the restrictive covenants are void.
Governing Law and Venue. This agreement shall be governed by the laws of the State of Washington and any dispute shall be adjudicated exclusively in the state or federal courts located within Washington.

Washington, D.C.
Applicability. This Section only applies to any Employee who primarily resides and works in Washington, D.C.
Earnings Threshold. The non-compete provisions of this Agreement are only applicable if Employee is a highly compensated employee as defined by Washington, D.C. law.
Required Notice. Employee acknowledges that the Employee has been given at least 14 days to review the non-compete provisions of this Agreement but that Employee may choose to execute this Agreement within that 14 day period. Further, the Company hereby provides the following notice as required by applicable law:
The District’s ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to require non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. Axalta Coating Systems has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

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